Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Announces Fiscal Year 2020 Fourth Quarter Financial Results and Declares Fiscal Year 2021 First Quarter Distribution of $0.29 Per Share

NEW YORK, NY, November 30, 2020 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its fourth fiscal quarter ended September 30, 2020.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	September 30, 2020	June 30, 2020
Investment portfolio, at fair value	$4,238,210	$4,250,370
Total assets	$4,444,284	$4,391,720
Net asset value per share	$14.33	$14.05

	Quarter Ended
	September 30, 2020	June 30, 2020
Net investment income per share	$0.23	$0.23
Amortization of purchase premium per share	$0.05	$0.05
Adjusted net investment income per share[1]	$0.28	$0.28

Net realized/unrealized gain/(loss) per share	$0.34	$0.71
Reversal of realized / unrealized loss resulting from the amortization of the purchase premium per share	$(0.05)	$(0.05)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.29	$0.66

Earnings/(loss) per share	$0.57	$0.93
Retroactive adjustment to per share data resulting from the rights offering	$—	$0.01
Adjusted earnings/(loss) per share[1]	$0.57	$0.94

Net asset value per share	$14.33	$14.05
Distributions paid per share	$0.29	$0.29

1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation ("GCIC"). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium and the accrual for the capital gain incentive fee required under GAAP (including the portion of such accrual that is not payable under the Company's investment advisory agreement) from net investment income calculated in accordance with GAAP.
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss). "Adjusted earnings per share" also excludes the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on earnings per share.
The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee in the above non-GAAP financial measures is useful as it includes the portion of such accrual that is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors. Finally, the Company believes excluding the impact of the retroactive

Exhibit 99.1

adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on per share data is useful for investors as it presents per share financial data that is consistent with what was previously reported.

Fourth Fiscal Quarter 2020 Highlights

•Net investment income per share for each of the quarters ended September 30, 2020 and June 30, 2020 was $0.23. Excluding $0.05 per share in purchase premium amortization from the GCIC acquisition, Adjusted Net Investment Income Per Share1 for each of the quarters ended September 30, 2020 and June 30, 2020 was $0.28.
•Net realized and unrealized gain per share for the quarter ended September 30, 2020 was $0.34. Adjusted Net Realized and Unrealized Gain Per Share1 was $0.29 when excluding the $0.05 per share reversal of net realized loss and unrealized depreciation resulting from the amortization of purchase premium. The Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended September 30, 2020 primarily resulted from a partial reversal in unrealized depreciation in the fair value of some of our portfolio company investments that was recognized during the quarter ended March 31, 2020 primarily due to the adverse economic effects of the COVID-19 pandemic. The partial reversal in unrealized depreciation for the quarter ended September 30, 2020 was primarily attributable to the strong rebound in the U.S. economy from the heavily COVID-impacted quarter ended June 30, 2020, portfolio companies that generally continued to perform better than expected during the period, especially those in COVID-impacted sub-sectors, and private equity sponsors that have generally continued to step up to support their portfolio companies. For additional analysis refer to the Quarter Ended 9.30.20 Investor Presentation available on the Investor Resources link on the homepage of Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Investor Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain per share of $0.71 during the quarter ended June 30, 2020. Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended June 30, 2020 was $0.66 when excluding the $0.05 per share reversal of net realized loss and unrealized loss resulting from the amortization of purchase premium.
•Earnings per share for the quarter ended September 30, 2020 was $0.57 as compared to $0.93 for the quarter ended June 30, 2020. Adjusted Earnings Per Share1 for the quarter ended September 30, 2020 was $0.57 as compared to $0.94 for the quarter ended June 30, 2020.
•Net asset value per share increased to $14.33 at September 30, 2020 from $14.05 at June 30, 2020.
•On September 29, 2020, we paid a quarterly distribution of $0.29 per share and on November 20, 2020, our board of directors declared a quarterly distribution of $0.29 per share, which is payable on December 30, 2020 to stockholders of record as of December 11, 2020.

Portfolio and Investment Activities

As of September 30, 2020, the Company had investments in 254 portfolio companies with a total fair value of $4,238.2 million. This compares to the Company’s portfolio as of June 30, 2020, as of which date the Company had investments in 254 portfolio companies with a total fair value of $4,250.4 million. Investments in portfolio companies as of September 30, 2020 and June 30, 2020 consisted of the following:

	As of September 30, 2020		As of June 30, 2020
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$640,213	15.1%	$604,452	14.2%
One stop	3,485,585	82.2	3,548,148	83.5
Junior debt*	20,215	0.5	20,978	0.5
Equity	92,197	2.2	76,792	1.8
Total	$4,238,210	100.0%	$4,250,370	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans.

Exhibit 99.1

The following table shows the asset mix of our new investment commitments for the three months ended September 30, 2020:

	For the three months ended September 30, 2020
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$38,720	27.4%
One stop	99,982	70.8
Equity	2,546	1.8
Total new investment commitments	$141,248	100.0%

Total investments in portfolio companies at fair value were $4,238.2 million at September 30, 2020. As of September 30, 2020, total assets were $4,444.3 million, net assets were $2,396.2 million and net asset value per share was $14.33.
Consolidated Results of Operations
For the fourth fiscal quarter of 2020, the Company reported GAAP net income and Adjusted Net Income1 of $94.6 million or $0.57 per share. GAAP net investment income was $39.3 million or $0.23 per share and Adjusted Net Investment Income1 was $47.2 million or $0.28 per share.  GAAP net realized and unrealized gain was $55.3 million or $0.34 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $47.4 million or $0.29 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation, including as a result of the effects of the COVID-19 pandemic, and as a result of the acquisition of GCIC. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), U.S. Small Business Administration, or SBA, debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of September 30, 2020, we had cash, cash equivalents and foreign currencies of $25.1 million, restricted cash, cash equivalents and foreign currencies of $159.3 million and $2,023.7 million of debt outstanding. As of September 30, 2020, subject to leverage and borrowing base restrictions, we had approximately $283.6 million of remaining commitments and $106.0 million of availability, in the aggregate, on our revolving credit facilities with various banks. In addition, as of September 30, 2020, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors and $29.0 million of unfunded debenture commitments available to be drawn, subject to customary SBA regulatory requirements.

On September 30, 2020, we priced a $400.0 million unsecured notes offering. The offering closed on October 2, 2020 and proceeds from the offering were used to pay down existing debt, including a full repayment of the $153.5 million outstanding as of September 30, 2020 on our revolving credit facility with Deutsche Bank. Following such repayment, the agreements governing the Deutsche Bank credit facility were terminated.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Exhibit 99.1

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of September 30, 2020 and the impact from COVID-19, please refer to the Quarter Ended 9.30.2020 Investor Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of September 30, 2020 and June 30, 2020:

	September 30, 2020		June 30, 2020
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$257,409	6.1%	$46,375	1.1%
4	3,085,610	72.8	3,184,929	74.9
3	836,560	19.7	948,227	22.3
2	57,754	1.4	70,218	1.7
1	877	0.0 *	621	0.0 *
Total	$4,238,210	100.0%	$4,250,370	100.0%

*	Represents an amount less than 0.1%.

1     See footnote 1 to 'Selected Financial Highlights' above.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 11:00 a.m. (Eastern Time) on Tuesday, December 1, 2020 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 771-6759 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2912. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 9.30.20 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 1:00 p.m. (Eastern Time) on December 31, 2020. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21970317.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	September 30, 2020	June 30, 2020
Assets	(audited)	(unaudited)
Investments, at fair value (cost of $4,398,900 and $4,474,722, respectively)	$4,238,210	$4,250,370
Cash and cash equivalents	24,569	29,266
Unrestricted foreign currencies (cost of $567 and $1,173, respectively)	567	1,173
Restricted cash and cash equivalents	157,566	87,584
Restricted foreign currencies (cost of $1,727 and $2,070, respectively)	1,728	2,070
Unrealized appreciation on forward currency contracts	—	720
Interest receivable	17,263	18,589
Other assets	4,381	1,948
Total Assets	$4,444,284	$4,391,720

Liabilities
Debt	$2,023,698	$2,008,572
Less unamortized debt issuance costs	5,896	4,597
Debt less unamortized debt issuance costs	2,017,802	2,003,975
Unrealized depreciation on forward currency contracts	1,064	—
Interest payable	7,875	11,936
Management and incentive fees payable	17,347	17,518
Accounts payable and accrued expenses	4,003	8,238
Total Liabilities	2,048,091	2,041,667

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2020 and June 30, 2020, respectively.	—	—
Common stock, par value $0.001 per share, 200,000,000 shares authorized, 167,259,511 issued and outstanding as of September 30, 2020 and June 30, 2020, respectively.	167	167
Paid in capital in excess of par	2,624,608	2,631,233
Distributable earnings	(228,582)	(281,347)
Total Net Assets	2,396,193	2,350,053
Total Liabilities and Total Net Assets	$4,444,284	$4,391,720

Number of common shares outstanding	167,259,511	167,259,511
Net asset value per common share	$14.33	$14.05

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	September 30, 2020	June 30, 2020
	(unaudited)	(unaudited)
Investment income
Interest income	$79,107	$80,097
GCIC acquisition purchase price premium amortization	(7,925)	(7,558)
Dividend income	111	—
Fee income	720	671
Total investment income	72,013	73,210

Expenses
Interest and other debt financing expenses	13,514	17,516
Base management fee	14,742	14,437
Incentive fee	999	3,081
Professional fees	1,420	1,324
Administrative service fee	1,576	1,613
General and administrative expenses	448	171
Total expenses	32,699	38,142
Net investment income	39,314	35,068

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(4,572)	(4,925)
Foreign currency transactions	5	1
Net realized gain (loss) in investment transactions	(4,567)	(4,924)
Net change in unrealized appreciation (depreciation) from:
Investments	63,664	113,432
Translation of assets and liabilities in foreign currencies	(1,980)	(1,222)
Forward currency contracts	(1,785)	(211)
Net change in unrealized appreciation (depreciation) on investment transactions	59,899	111,999
Net gain (loss) on investments	55,332	107,075

Net increase (decrease) in net assets resulting from operations	$94,646	$142,143

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.57	$0.93
Dividends and distributions declared per common share	$0.29	$0.29
Basic and diluted weighted average common shares outstanding	167,259,511	153,184,678

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC Inc. invests primarily in one-stop and other senior secured loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $30 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to middle market companies backed by private equity sponsors. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from its private equity sponsor clients and investors. Founded over 25 years ago, Golub Capital today has over 500 employees and lending offices in Chicago, New York, and San Francisco. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.